Exhibit 99.1

BOXWOOD MERGER CORP. COMMON STOCK AND WARRANTS

TO COMMENCE TRADING SEPARATELY ON JANUARY 7, 2019

January 4, 2019

SANTA MONICA, Calif. --(BUSINESS WIRE)-- Boxwood Merger Corp. (the “Company”) (NASDAQ: BWMCU) announced today that the holders of the Company’s units may elect to separately trade the Class A common stock and warrants underlying the units commencing January 7, 2019. Those units that are not separated will continue to trade on the NASDAQ Capital Market under the symbol “BWMCU” and the common stock and the warrants are expected to trade under the symbols “BWMC” and “BWMCW,” respectively.

Boxwood Merger Corp. is a blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any business or industry, it intends to focus its search on companies that provide technical and industrial services. The Company is led by Chairman and Chief Executive Officer Stephen M. Kadenacy, Chief Financial Officer Daniel E. Esters and Chief Investment Officer Duncan Murdoch.

The units were initially offered by the Company in an underwritten offering. BofA Merrill Lynch, Morgan Stanley and Macquarie Capital acted as joint book-running managers and I-Bankers Securities, Inc. acted as co-manager of the offering.

Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company's transfer agent, in order to separate the units into shares of Class A common stock and warrants.

The offering was made only by means of a prospectus. A copy of the final prospectus relating to the offering may be obtained for free by visiting the U.S. Securities and Exchange Commission website at http://www.sec.gov. Alternatively, a copy of the prospectus related to the offering may be obtained from Morgan Stanley & Co. LLC, 180 Varick Street, 2nd Floor, New York, NY 10014, Attention: Prospectus Department; BofA Merrill Lynch, NC1-004-03-43, 200 North College Street, 3rd Floor, Charlotte, NC 28255-0001, Attention: Prospectus Department or by email at dg.prospectus_requests@baml.com; and Macquarie Capital (USA) Inc., 125 West 55th Street, L-22, New York, NY 10019, Attention: Syndicate Department, telephone: 212-231-0440, or by emailing: MacquarieEquitySyndicateUSA@macquarie.com.

A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission on November 15, 2018. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the anticipated timing of separate trading of the units. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and prospectus for the Company's offering filed with the Securities and Exchange Commission (“SEC”). Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Daniel E. Esters

dan.esters@boxwoodmc.com